[Aetna logo]           ACCIDENTAL DEATH BENEFIT RIDER


This extra benefit rider is attached to and made a part of this Certificate. Unless defined herein, definitions of terms appearing in the Certificate also apply to the same terms appearing in this Rider.

Definitions
Insured
As stated in the Certificate Specifications, the Insured is the individual who has coverage as provided by this Rider.


Benefit
Benefit Amount
We will pay to the Beneficiary the Benefit Amount which is equal to the current Specified Amount as shown in the Certificate Specifications or supplemental Certificate Specifications, for the Insured, but not to exceed $200,000 upon receipt by Us at Our Home Office of due proof that:

     (1) death of the Insured occurred while his or her Coverage under the Certificate is in force;

     (2) death was the direct result, independent of all other causes, of bodily injury caused by an accident which occurred while this Rider was in force; and

     (3) death occurred within 90 days after such injury.



If the Specified Amount for an Insured is changed, the Benefit Amount for this Rider will change at the same time and by the same amount, except that the Benefit Amount for this Rider may not exceed $200,000.

Risks Not Covered
This Rider does not cover death which is the direct or indirect result of:

(a)    suicide, attempted suicide or intentionally self-inflicted injury;

(b)    bodily or mental infirmity, or any other kind of disease;

(c) disease or bacterial infections; except that this will not apply if death is caused by a disease or infection which results directly from the accidental injury;

(d) operating a motor vehicle while intoxicated; as used herein, the term "intoxicated" means that the blood alcohol level of the Insured at the time of the accident was determined to equal or exceed the legal presumption of intoxication under the laws of the jurisdiction in which the accident took place;

(e) voluntary use of any controlled substance as defined in Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, as now or hereafter amended; unless prescribed by a physician for the Insured;

(f) medical or surgical treatment; however, this exclusion does not apply if such treatment is needed to treat an injury which results from a covered accident and is performed within 90 days of the date of the injury;

(g)    war (declared or undeclared) or any event incident to war;

(h) operating, or riding in, or descending from, or with any kind of aircraft, if:

       (i) the Insured is a pilot, an officer or member of the crew of aircraft;

       (ii) the Insured is giving or receiving any kind of training or instruction, or has any duties on board the aircraft, or duties that require descent therefrom; or

       (iii) the aircraft is operated by or under the direction of any military (land, sea or air) authority, or is being used for any test or experiment; or

       (iv)   committing or attempting to commit an assault or felony.


Other Provisions
Autopsy
If not prohibited by law, We shall have the right to conduct an autopsy at Our own expense.

Monthly Rider Cost
The Monthly Rider Cost for the coverage provided by this Rider will be shown in the Certificate Specifications, or the supplemental Certificate Specifications. The Monthly Rider cost will be the Benefit Amount multiplied by the monthly rate as determined from the table below. The monthly rider rate is based on the Insured's Attained Age as of the Issue Date of this Rider. The Monthly Deduction will be increased by the cost of this Rider.

                                                Monthly Rider Rate

---------------------------------------------------------------------------------------------------
       Age              Rate              Age           Rate             Age           Rate
---------------------------------------------------------------------------------------------------
     Under 35          .00007            48-52         .00010           61-63         .00013
---------------------------------------------------------------------------------------------------
      35-41            .00008            53-56         .00011           64-65         .00014
---------------------------------------------------------------------------------------------------
      42-47            .00009            57-60         .00012
---------------------------------------------------------------------------------------------------


Termination
An Insured's Coverage under this Rider will end on the first of the following:

(a)    the date the Insured reaches Attained Age 70; or

(b)    the date the Insured's Coverage under the Certificate ends; or

(c) the Monthly Deduction Day following the Owner's written request to terminate this Rider.


This Rider has no value. The Issue Date of this Rider will be the Issue Date shown in the Certificate Specifications. However, if Coverage under this Rider is elected after such Issue Date, the Issue Date of this Rider will be shown in the supplemental Certificate Specifications.


This Rider is attached to and made a part of this Certificate. It is signed for Aetna on its Issue Date.



                                        Aetna Life Insurance and Annuity Company

                                                  /s/ Dan Kearney
                                                     President


                                                                               2